Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

FOREVER 21, INC. CONSUMMATES THE ACQUISITION OF THE ASSETS OF
GADZOOKS, INC.

Los Angeles, CA, March 17, 2005 - Forever 21, Inc. (the “Company”) announced today that a wholly owned subsidiary of the Company, Gadzooks 21, Inc. (“Gadzooks 21”) has consummated the previously announced acquisition of assets from Gadzooks, Inc. (Pink Sheets: GADZQ; “Gadzooks”). In this transaction, Gadzooks 21 purchased substantially all of Gadzooks’ operating assets, including its inventory and 150 of Gadzooks’ retail stores located in 36 states. The sale of Gadzooks’ assets was subject to a competitive auction and the approval of the Bankruptcy Court for the Northern District of Texas.

Don Chang, CEO and Founder of Forever 21 said, “We are happy and excited to welcome the Gadzooks brand into the Forever 21 family. We look forward to expanding upon Gadzooks’ tradition of offering its style conscious customers quality merchandise at affordable prices by combining it with our own merchandising expertise.”

About Forever 21
Forever 21, Inc. is a national specialty retailer of apparel and accessories for fashion-oriented women now operating over 200 retail stores in 28 states. Forever 21, Inc. was founded in Los Angeles, California in 1984 and has grown consistently over the last 21 years achieving sales of $640 million in 2004.

About Gadzooks
Dallas-based Gadzooks was a specialty retailer of casual clothing, accessories and shoes for 16-22 year-old females, which operated 243 stores in 40 states.